EXHIBIT 99.1
REGISTRANT’S FORM 8-K DATED 2/8/2006

EVERGREENBANCORP REPORTS SUSTAINED GROWTH

(SEATTLE, WA – February 3, 2006) — EvergreenBancorp, Inc. (OTCBB: EVGG) announced sustained overall growth in loans, deposits, and total assets, ending the year at record totals.

In 2005, total assets grew $39.6 million or 19% ending at a record $249.2 million. The loan portfolio increased by $29.5 million, or 18%, ending at a new high of $189.2 million. This increase in loans was supported by deposit growth of $26.1 million, up 15% and ending 2005 at a record $199.9 million.

President and CEO Gerry Hatler said, “We are pleased with the continuation of asset growth trends, and growth in the fourth quarter earnings.”

The year finished on a strong note, with fourth quarter earnings of $252.0 thousand, growing 25% over third quarter earnings of $201.0 thousand. Mr. Hatler said, “This improvement reflects the beginning of the return on the investment we made in new EvergreenBank offices and personnel to fuel our growth.”

Net interest income after the provision for loan losses finished strongly at $9,840.0 thousand, up $1,059.0 thousand or 12.07% over 2004 results.

For 2005, noninterest income declined slightly from 2004, ending at $1,693.0 thousand compared to $1,709.0 thousand the prior year.

Operating expenses increased 18% over 2004, reflecting a significant increase in capacity as we expanded branch offices to the South Lake Union neighborhood and the Seattle downtown financial district. These investments included a 20% increase in the number of employees year-over-year.

Asset quality was strong as demonstrated by the continuing low level of nonperforming loans at 0.61% at December 31, 2005 compared to 0.14% last year.

The capital to assets ratio at the end of 2005 was 7.12%, compared to 8.34% the preceding year, reflecting additional leveraging of capital.

Net income for 2005 ended at $966.0 thousand, or $0.47 per diluted share, compared to $1,282.0 thousand or $0.63 per diluted share in 2004.

We look forward to 2006 as we anticipate continued return on our investments in EvergreenBank.

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank is an award-winning institution, named one of the “best companies to work for” by Washington CEO magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; Health Savings Accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

EvergreenBancorp, Inc.
Bill Filer, Chief Financial Officer, 206-749-7350